Exhibit 21
ZILA, INC.
SUBSIDIARY LIST
Zila, Inc. (Delaware)

Zila Biotechnology, Inc. (Arizona)
Zila Limited (United Kingdom) *
Zila Nutraceuticals, Inc. (Arizona)
Zila Pharmaceuticals, Inc. (Nevada)
Zila Swab Technologies, Inc. (Arizona)
Zila Technical, Inc. (Arizona)
Ryker Dental of Kentucky, Inc. (Kentucky)